UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 4, 2018

Innovate Biopharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37797	27-3948465
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8480 Honeycutt Road, Suite 120, Raleigh, NC 27615
(Address of principal executive offices) (Zip Code)

(919) 275-1933
(Registrant’s telephone number, include area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On October 4, 2018, Innovate Biopharmaceuticals, Inc. (the “Company”) and Gustavia Capital Partners LLC (the “Holder”) entered into an Amendment and Exchange Agreement (the “Exchange Agreement”) exchanging the Holder’s existing note (the “Existing Note”) for a new Senior Convertible Note (the “New Note”).

Summary of Material Terms of New Note

General

The principal amount of the New Note is $5,196,667. The New Note bears interest at an interest rate of eight percent (8%) per annum and matures in 24 months. The interest rate shall automatically be increased if there is any Event of Default to eighteen (18%) per annum during the default period (as defined in the New Note). Interest is payable in cash or, upon conversion of the New Note, in shares of our common stock. The New Note is senior unsecured indebtedness of the Company.

Holders's Right of Optional Conversion

All amounts due under the New Note are convertible at any time, in whole or in part, at the option of the Holder into shares of our common stock at a fixed conversion price equal to $8.02 (135% of the closing price on October 4, 2018) with such conversion price adjusted downward to the price of any future issuances of our common stock. This conversion price is also subject to adjustment for stock splits, combinations or similar events.

Holders's Right of Optional Alternative Conversion

All amounts due under the New Note are alternatively convertible at any time, in whole or in part, at the option of the Holder, into shares of our common stock at an alternate conversion price equal to the greater of (a) $3.08, which may be lowered as described below (the “Floor Price”) or (b) the lower of (I) the Conversion Price or (II) 93% of the average volume weighted price of the Company’s common stock for the 10 days preceding the conversion, provided, that if the Company defaults then the Holder is entitled to convert the New Note subject to an event of default redemption, in whole or in part, at the Holder's option, at the value of such portion of the New Notes subject to a potential event of default redemption (i.e. one hundred twenty percent (120%) of the amount then outstanding under the New Note.

Company Mandatory Conversion

If the volume weighted average price (the “VWAP”) of our common stock is greater than $10.00 for ten consecutive days, subject to a fifteen trading day written notice to the Holder immediately thereafter and the satisfaction of certain equity conditions, we may, at our option, require the conversion, in whole or in part, of the New Note.

Holder Optional Redemption

If the VWAP of our common stock is less than the Floor Price, unless the Company lowers the Floor Price, for ten consecutive days, the Holder may, at any time at its option, require us to redeem all or any portion of the New Note (including all accrued and unpaid interest thereon), in cash, at a price equal to the 100% of the amount being redeemed.

Company Optional Redemption

At any time the VWAP of our common stock is greater than the Floor Price for ten consecutive days, subject to a twenty-five trading day written notice to the Holder immediately thereafter and the satisfaction of certain equity conditions, we may, at our option, redeem all, or any part, of the New Note (including all accrued and unpaid interest thereon), in cash, at a price equal to 120% of the amount being redeemed.

Events of Default

The New Note contains standard and customary events of default including but not limited: (i) failure to make payments when due under the New Note; and (ii) bankruptcy or insolvency of the Company.

If an event of default occurs, the Holder may require us to redeem all or any portion of the New Note (including all accrued and unpaid interest thereon), in cash, at a price equal to the greater of (i) up to 125% of the amount being redeemed, depending on the nature of the default, and (ii) the intrinsic value of the shares of Common Stock then issuable upon conversion of the New Note.

Fundamental Transactions

The New Note prohibits us from entering into specified transactions involving a change of control, unless the successor entity assumes in writing all of our obligations under the New Note under a written agreement.

In the event of transactions involving a change of control, the Holder will have the right to require us to redeem all or any portion of the New Note it holds (including all accrued and unpaid thereon) at a price equal to the greater 120% of the amount of the New Note being redeemed and the intrinsic value of the shares of Common Stock then issuable upon conversion of the portion of the New Note being redeemed.

The foregoing summary description of the New Note does not purport to be complete and is qualified in its entirety by reference to the Amendment and Exchange Agreements and Senior Convertible Note, copies of which are filed herewith as Exhibit 10.1 and Exhibit 10.2, and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Amendment and Exchange Agreement by and between the Company and Gustavia Capital Partners LLC, dated as of October 4, 2018
10.2	Senior Convertible Note with Gustavia Capital Partners LLC

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Innovate Biopharmaceuticals, Inc.

Date: October 5, 2018	By:	/s/ Jay P. Madan
Jay P. Madan
President and Chief Business Officer

4